Exhibit 99.1

TUNGSTEN CORP. COMPLETES FINANCING WITH MAGNA GROUP

NEW YORK, NY - (MARKETWIRED - FEBRUARY 21, 2014) - TUNGSTEN CORP. (OTCQB: TUNG) ("Tungsten" or the "Company"), an exploration stage company focused on the evaluation, acquisition and development of domestic tungsten mining opportunities, is pleased to announce the closing of a common stock purchase agreement for a $3 million Equity Enhancement Program ("EEP") with a Magna Group affiliate fund, Hanover Holdings I, LLC (the "Investor"). The EEP allows, but does not obligate the Company to issue and sell up to $3,000,000 worth of the Company's common stock to the Investor from time to time, over the 24-month term of the purchase agreement.

The Company paid to the Investor a commitment fee for entering into the Purchase Agreement equal to $150,000 in the form of 2,065,177 restricted shares of the Company's common stock, calculated using a per share price of $0.072633, representing the arithmetic average of the three lowest VWAPs during the 10-trading day period immediately preceding the Closing Date

In connection with the execution of the purchase agreement, the Company and the Investor also entered into a registration rights agreement, whereby, the Company has agreed to file an initial registration statement with the U.S. Securities & Exchange Commission ("SEC") to register an agreed upon number of shares of common stock, which shall not exceed 1/3 of the number of shares of the Company's common stock held by non-affiliates of the Company, on or prior to March 28, 2014 (the "Filing Deadline") and have it declared effective at the earlier of (A) the 90th calendar day after the earlier of (1) the Filing
Deadline and (2) the date on which the initial registration statement is filed with the SEC and (B) the fifth business day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed or will not be subject to further review.

In addition, the Company is pleased to announce that the Company has completed a $127,500 financing through a senior convertible note issued to the Investor, as previously reported on January 2, 2014.

The note is convertible 90 days after issuance, at the Investor's option into shares of the Company's common stock at a fixed conversion price of $0.0325. The Company has agreed to file a registration statement with the SEC covering the resale of the underlying shares of common stock that may be obtained by conversion of the note. Funds obtained through this financing will be used by the Company for general and administrative purposes, working capital, and to continue exploration activities on our Nevada property.

The note has an eight-month term and was issued with an initial principal amount of $127,500 for a purchase price of $85,000 (a 33.33% original issue discount). Under terms of the note, the initial principal amount of $127,500 will be reduced to the purchase price of $85,000 if the Company meets all of the filing obligations as detailed in the Form 8-K filing. The note accrues at the rate of 12% per annum and includes customary event of default provisions.

The Company also agreed to pay an initial fee of $4,250 to Garden State Securities upon execution of the convertible note transaction documents, an additional fee of $4,250 from the proceeds of the first draw down from the EEP, and an amount equal to 2.5% of the proceeds of each draw down from the EEP for its services in acting as placement agent in connection with the transaction.

Company President and CEO, Mr. Guy Martin, stated, "This financing positions Tungsten to execute on its current business objectives and expedite its value creation plans. We intend to put the proceeds of this financing package to work in a focused exploration and development program with the goal of validating our in situ reserves. We look forward to continuing our financial partnership with the Magna Group."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities to be offered and sold in the EEP have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws.

ABOUT TUNGSTEN CORP. (OTCQB: TUNG)
Tungsten Corp. is a publicly traded exploration stage resource company focused on the exploration and development of tungsten deposits within the United States. Significant upturns in the value of tungsten over the past decade combined with increasingly restrictive practices from overseas producers have created an opportunity for renewed interest in domestic production for the first time in over 50 years. The Company aims to position itself as a leader in the proliferation of this emerging sector through the application of geological, geophysical and engineering expertise combined with skilled leadership in the areas of prudent financial and business development. For more information visit: www.tungsten-corp.com.

ABOUT MAGNA GROUP
Magna Group is a cutting edge global investment firm that makes innovative investments and forges lasting partnerships amidst a constant drive to identify the most exciting opportunities, worldwide. Founded in 2009 by Joshua Sason, the firm was established to identify and creatively invest in structured opportunities in micro and small-cap public companies. Magna Group quickly built a stellar reputation in the marketplace and amongst portfolio companies for its focus on building relationships and transacting ethically. Today, Magna Group is widely recognized as a global leader in small and lower-middle market structured finance and continues to expand and broaden its strategic focus. In addition to its core activities in structured finance, the firm either solely owns or is a partner in private equity and venture entities that invest and operate in Entertainment, Legal Finance, Aviation and Hospitality. Please visit www.magnagroupcapital.com for more information.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, use of proceeds and the development, costs and results of current or future actions and opportunities in the sector. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies, our ability to raise the additional funding we will need to continue to pursue our exploration and development program, and our ability to retain important members of our management team and attract other qualified personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:
TUNG Investor Relations
Phone: +1-877-427-1110
Email: investors@tungsten-corp.com
Website: www.tungsten-corp.com